Exhibit 99.1

NEWS RELEASE

For Release:	Immediately
Contact:	Frank H. Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES, INC. ANNOUNCES PURCHASE OF MARAZZI GROUP

CALHOUN, Ga., December 20, 2012 — Mohawk Industries, Inc. (NYSE: MHK) today announced that the Company has entered into a definitive agreement to acquire the Marazzi Group, which will make Mohawk the worldwide leader in ceramic tile.

The Marazzi Group is a leading manufacturer and marketer of ceramic tile in all its major geographies, including Russia, the United States, Italy, France and Spain. Marazzi’s 2011 revenues were about €833 million, or $1.16 billion, with EBITDA of approximately 15.5% under historical IFRS accounting. Marazzi is held by the Marazzi family and two private equity funds — Permira and Private Equity Partners.

Mohawk is acquiring Marazzi for €1.17 billion, or approximately $1.5 billion, with a combination of cash and equity. Marazzi’s estimated 2012 EBITDA of €145 million represents a purchase multiple of about eight times. We expect to complete the transaction during the first quarter of 2013 pending customary closing conditions and regulatory approvals. Mohawk anticipates that the transaction will be accretive in 2013.

Ceramic tile remains the world’s most widely utilized flooring product with an estimated worldwide consumption of more than 110 billion square feet and annual growth of 5 to 6%. Marazzi distributes ceramic tile in more than 100 countries through a strong international sales force, which will increase Mohawk’s worldwide growth.

Founded and managed by Filippo Marazzi, Sr. and his family, the Marazzi Group has become a global leader in ceramic tile with worldwide brand recognition. Marazzi’s product line features glazed ceramic, glazed porcelain, technical tile and color body porcelain. Marazzi introduced the single fire process that revolutionized the industry, making ceramic more accessible to a wider market. Technological innovations continue today with new introductions such as crystalized porcelain and single-fired thin tiles. Marazzi operates manufacturing facilities in Russia, the United States and Western Europe and employs around 6,300 people

Jeff Lorberbaum, Mohawk’s chairman and chief executive officer, stated, “This acquisition represents the next step in the expansion of Mohawk’s global business and will make Mohawk a stronger company. We found Marrazi attractive because of its solid management team and leadership positions in the U.S., Russia and Europe. Marazzi’s differentiated products, leading-edge design, efficient manufacturing and exemplary service have created one of the most valued brands in the industry. We have many opportunities to improve results by leveraging best practices, operational expertise, product innovation and manufacturing assets.”

Marazzi has the number one position in the Russian ceramic market, which is similar in size to the United States. Marazzi operates a unique model that optimizes its total supply chain from manufacturing to distribution to retail. Marazzi operates two manufacturing sites and 21 regional distribution centers. Marazzi owns and franchises more than 300 retail stores that carry only Marazzi products. About 50% of the Marazzi Russian business is sold directly to end users, and the retail advertising done by the stores has created a strong consumer brand. We expect to continue the growth in Russia by expanding company owned and franchised stores, other distribution channels and increasing our geographic reach.

In the U.S., Marazzi’s products are sold through independent distributors, home centers and a few company service centers. Leveraging the combined manufacturing expertise, design capabilities and distribution systems, we will enhance our ceramic business. The total residential and commercial offerings complement each other and can satisfy every requirement in the market. We will also be able to provide additional products from our facilities in Mexico, China and Europe to compete directly with the large quantity of imported ceramic tile.

Presently European flooring is at a low point where Marazzi has leading positions in Italy, France and Spain. Marazzi has rationalized its capacity to align with the market and is implementing new strategies to enhance its sales in the region and adjacent countries. Improvements have been made that enhanced the manufacturing efficiency, quality and sales effectiveness. Additional investments are planned to further reduce manufacturing cost, increase sales and expand our design capabilities.

Lorberbaum said, “The combination of Mohawk and Marazzi creates opportunities to expand U.S. distribution through service centers and other channels, source ceramic from our worldwide assets, utilize our relationships to expand all product categories and deploy leading innovation and design trends to all of our ceramic businesses around the globe. Mohawk & Marazzi’s strong management and solid financial position combined with process and material knowledge, distribution expertise, and synergies with other products will deliver additional value to our shareholders.”

Barclays acted as the exclusive advisor to Mohawk on this transaction. Mohawk has scheduled a conference call at 10:00 a.m. Eastern Time on Friday, December 21, 2012, to discuss the Marazzi acquisition. The telephone number is 1-800-603-9255 toll free for US/Canada and 1-706-634-2294 for International/Local. Conference ID #83790978. A replay will also be available until January 4, 2013 by dialing 855-859-2056 toll free for US/local calls and 404-537-3406 for International/Local calls and entering Conference ID # 83790978.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation

Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation in raw material prices and other input costs; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; tax, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

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ABOUT MOHAWK

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk provides a complete selection for all markets of carpet, ceramic tile, laminate, wood, stone, vinyl and rugs. These products are marketed under the premier brands in the industry including Mohawk, Karastan, Lees, Bigelow, Durkan, Mohawk Home, Daltile, American Olean, Unilin and Quick-Step. Mohawk’s international presence includes operations in Australia, Brazil, China, Europe, Malaysia, Mexico and Russia.

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